                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549






                                   FORM 8-K/A
                                (AMENDMENT NO. 1)


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of Earliest Event Reported): May 3, 2000



                                 SPIGADORO, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



Delaware                           001-15617            13-3920210
----------------------------      -----------        ----------------
(State or other jurisdiction      (Commission        (I.R.S. Employer
    of incorporation)             File Number)      Identification No.)



70 East 55th Street, New York, New York                    10022
----------------------------------------                 ----------
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code: (212) 754-4271



           -----------------------------------------------------------
           Former name or former address, if changed since last report

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.



Financial Statements of Business Acquired (Pastificio Gazzola S.p.A.)

                          INDEX TO FINANCIAL STATEMENTS


Pro Forma Financial Information                               Financial Page No.
                                                              ------------------
         Unaudited Pro Forma Condensed Consolidated
          Balance Sheet at December 31, 1999                          F-2

         Unaudited Pro Form Condensed Consolidated Statement
          of Operations for the Year Ended December 31, 1999          F-3

         Notes to Unaudited Pro Forma Condensed Consolidated
          Financial Statement                                         F-4


Financial Statements of Business Acquired

         Report of Independent Auditors'                              F-6

         Balance Sheets at December 31, 1999 and 1998                 F-7

         Statements of Operations for the Years Ended
          December 31, 1999, 1998 and 1997                            F-9

         Statements of Cash Flows for the Years Ended
          December 31, 1999, 1998 and 1997                            F-10

         Statements of Shareholders' Equity for the Years
          Ended December 31, 1999, 1998 and 1997                      F-11

         Notes to Financial Statements                                F-12

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following Unaudited Pro Forma Condensed Consolidated Balance Sheet information has been prepared based upon the audited historical condensed consolidated balance sheet of Spigadoro Inc. (Spigadoro) as of December 31, 1999 and the audited historical condensed balance sheet of Pastificio Gazzola S.p.A. (Gazzola) as of December 31, 1999 giving effect (i) to the consummation of the acquisition of Gazzola by Petrini S.p.A. a wholly-owned subsidiary of Spigadoro,
(ii) immediately following such consummation, the issuance of 583,334 shares of Common Stock of Spigadoro to Starfood Italia S.r.l., for $1,750,000 and (iii) the issuance of 2,125,000 shares of Common Stock put in escrow as a guarantee to secure Petrini's potential payment of up to Lire 10,000 million representing the deferred portion of the purchase price, due subject to certain conditions pursuant the agreement, as if such transactions had occurred on December 31, 1999. The following Unaudited Pro Forma Condensed Consolidated Statement of Operations information for the year ended December 31, 1999 has been prepared based upon the audited historical consolidated statement of operations for the year ended December 31, 1999 of Spigadoro and the audited historical statement of operations for the year ended December 31, 1999 of Gazzola and sets forth pro forma statements of operations information giving effect to the acquisition of Gazzola by Petrini and the cash proceeds from the issuance of 583,334 shares of Common Stock by Spigadoro as if such transactions had occured on January 1, 1999.

         The following Unaudited Pro Forma Condensed Consolidated Balance Sheet information and Unaudited Pro Forma Condensed Consolidated Statement of Operations information are not necessarily indicative of the actual financial position or results of operations that would have been reported if the events described above had occurred as of December 31, 1999 or January 1, 1999, nor do they purport to indicate the results of the Company's future operations. Furthermore, the pro forma results do not give effect to all cost savings, or incremental costs that may occur as a result of the integration and consolidation of Gazzola. In the opinion of management, all adjustments necessary to present fairly such pro forma financial information have been made. The allocation of the purchase price is preliminary, but is not expected to differ materially from the purchase price allocation reflected herein.

               UNAUDITED PRO FORMA CONDENSED

                CONSOLIDATED BALANCE SHEETS

                     DECEMBER 31, 1999


                                                                                   Adjustments
                                                                              Gazzola
                                                   Spigadoro      Gazzola     US-GAAP     Pro forma              Pro forma
                                                   ---------      -------     ---------------------     ----------    -------------
                                                                   (millions of Lire)                   (millions      (thousands
                                                                                                         of Lire)     of Dollars)(1)
ASSETS

Current assets:

     Cash and cash equivalents                      15,999         4,591                    3,831 (B)      24,421      $  11,818
     Accounts receivable trade, net                 50,937        19,751                                   70,688         34,206
     Securities held for sale                        5,794                                                  5,794          2,804
     Taxes receivable                               13,895           452                                   14,347          6,943
     Inventories                                    21,789        10,939                                   32,728         15,837
     Deferred income taxes                           6,080                                                  6,080          2,942
     Due from insurance company                                    3,003                                    3,003          1,453
     Other current assets                            2,397         2,558                                    4,955          2,398
                                                   -------       -------      ---------------------    ----------    ------------
         Total current assets                      116,891        41,294                    3,831         162,016         78,401

Property, equipment and improvements, net           70,584        63,814      (1,042)      11,547 (A)     144,903         70,120

Other assets:

     Intangible assets, at amortized cost           19,205         2,422      (1,557)                      20,070          9,712
     Excess of cost over net assets acquired                                               15,642 (A)      15,642          7,569
     Other assets                                    6,728         3,291      (1,204)                       8,815          4,266
     Assets held for disposition                     3,837                                                  3,837          1,857
                                                   -------       -------      ---------------------    ----------    ------------
                                                   217,245       110,821      (3,803)      31,020         355,283      $ 171,925
                                                   =======       =======      =====================    ==========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

     Short term borrowings                          72,395        31,411                                  103,806      $  50,233
     Current portion of long-term debt               3,589         3,741                                    7,330          3,547
     Accounts payable                               32,429        30,741                                   63,170         30,569
     Income taxes payable                              886           727                                    1,613            780
     Accrued payroll and social contributions        5,949         1,474                                    7,423          3,592
     Other current liabilities                       5,039           470         482          300 (A)       6,291          3,044
                                                   -------       -------      ---------------------    ----------    ------------
         Total current liabilities                 120,287        68,564         482          300         189,633         91,765

Long-term debt, less current portion                13,479        28,913                   26,805 (A)      69,197         33,485
Long-term liabilities                                                          1,127        4,535 (A)       5,662          2,740
Employees and agents termination indemnities        15,328         3,253                                   18,581          8,992
Deferred income taxes                                4,963                                  4,763 (A)       9,726          4,707
Social contributions and income taxes payable        4,781                                                  4,781          2,313
                                                   -------       -------      ---------------------    ----------    ------------
         Total liabilities                         158,838       100,730       1,609       36,403         297,580        144,002
                                                   -------       -------      ---------------------    ----------    ------------

Commitments and contingencies

Stockholders' equity:

     Preferred stock
     Common stock                                    1,174        12,350        (717)     (11,581)(A-B)     1,226            593
     Capital in excess of par value                 56,781                    10,856      (11,612)(A-B)    56,025         27,111
     Retained earnings (accumulated deficit)           754        (2,259)    (15,551)      17,810 (A)         754            365
     Accumulated other comprehensive income             95                                                     95             46
     Less treasury stock                              (397)                                                  (397)          (192)
                                                   -------       -------      ---------------------    ----------    ------------
         Total stockholders' equity                 58,407        10,091      (5,412)      (5,383)         57,703         27,923
                                                   -------       -------      ---------------------    ----------    ------------
                                                   217,245       110,821      (3,803)      31,020         355,283      $ 171,925
                                                   =======       =======      =====================    ==========    ============


(1) Exchange rate: Lire 2,066.50 = U.S. $1 as of June 23, 2000, unaudited and presented for convenience purposes only.

                   UNAUDITED PRO FORMA CONDENSED


               CONSOLIDATED STATEMENTS OF OPERATIONS


                   YEAR ENDED DECEMBER 31, 1999


                                                                                   Adjustments
                                                                              Gazzola
                                                   Spigadoro      Gazzola     US-GAAP     Pro forma              Pro forma
                                                   ---------      -------     ---------------------     ---------------------------
                                                                   (millions of Lire)                   (millions      (thousands
                                                                except per share amounts)                of Lire)      of Dollars)
                                                                                                        except per      except per
                                                                                                          share           share
                                                                                                         amounts)       amounts)(1)


Net sales                                          261,565         90,671                                 352,236     $   170,450
Cost of sales                                      189,124         75,710      (881)       1,155 (C)      265,108         128,288
                                                   -------        -------      ---------------------     --------     ------------
Gross profit                                        72,441         14,961       881       (1,155)          87,128          42,162
                                                   -------        -------      ---------------------     --------     ------------

Operating expenses:
     Selling expenses                               48,931          8,550       (10)                       57,471          27,811
     General and administrative expenses            13,840          4,677       127        3,050 (C/F)     21,694          10,498
                                                   -------        -------      ---------------------     --------     ------------
                                                    62,771         13,227       117        3,050           79,165          38,309
                                                   -------        -------      ---------------------     --------     ------------

Income from operations                               9,670          1,734       764       (4,205)           7,963           3,853
                                                   -------        -------      ---------------------     --------     ------------

Other income (expense):
     Interest expense, net                          (2,906)        (3,268)                (1,375)(D)       (7,549)         (3,653)
     Other, net                                        (49)           848                                     799             387
                                                   -------        -------      ---------------------     --------     ------------
                                                    (2,955)        (2,420)        0       (1,375)          (6,750)         (3,266)
                                                   -------        -------      ---------------------     --------     ------------

Income (loss)
before income taxes                                  6,715           (686)      764       (5,580)           1,213             587

Income taxes                                        (4,420)          (620)                   476 (E)       (4,564)         (2,209)
                                                   -------        -------      ---------------------     --------     ------------

Net income (loss)                                    2,295         (1,306)      764       (5,104)          (3,351)    $    (1,622)
                                                   =======        =======      =====================     ========     ============


Basic and diluted earnings (loss) per
     share of common stock:                             40                                                    (57)    $     (0.03)
                                                   =======                                               ========     ============

Weighted average number of common
      shares outstanding (in thousand)
      - Basic and diluted                           58,095                                                 58,678          58,678
                                                   =======                                               ========     ============

(1) Exchange rate: Lire 2,066.50 = U.S. $1 as of June 23, 2000, unaudited and presented for convenience purposes only.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         Amounts included within the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements are reflected in millions of Lire in order to comply with the presentation of the accompanying Pro Forma Financial Statements.

(A) The Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the acquisition of Gazzola as if it had occurred on December 31, 1999 for the purposes of the unaudited pro forma condensed consolidated balance sheet and on January 1,1999 for purposes of the unaudited pro forma condensed consolidated statements of operations. The acquisition was accounted for using the purchase method of accounting. Accordingly, the aggregate consideration to be paid in connection with the proposed acquisition of Gazzola will be allocated to assets purchased and liabilities assumed based on their fair market values and any excess will be treated as goodwill. The purchase price was paid with Lire 26,805 million of long-term debt and Lire 300 million of accrued acquisition costs and is allocated as follows:

                                                       millions of Lire
                                                       ----------------
      Purchase price including
        acquisition costs                                        27,105
      Gazzola liabilities assumed                               102,339
                                                       ----------------
                                                                129,444
                                                       ----------------


      Allocated to assets and liabilities
      as follows:

                                                       December 31, 1999
                                                       ----------------------------------------------------
                                                       FMV                    Historical         Adjustment
                                                       -----------           -----------         ----------
                                                                          (millions of Lire)
      Current assets                                       41,294                41,294
      Property, equipment, improvements                    74,319                62,772             11,547
      Other assets                                          2,952                 2,952
      Deferred tax liability                              (4,763)                                  (4,763)
      Goodwill                                             15,642                                   15,642
                                                       -----------           -----------         ----------
                                                          129,444               107,018             22,426
                                                       -----------           -----------         ----------

      In addition, the unaudited pro forma condensed consolidated balance sheet also reflects (i) the reclassification of Gazzola's equity accounts to capital in excess of par value (ii) the issuance of 2,125,000 shares of Common Stock put in escrow as a guarantee to secure Petrini's potential payment of up to Lire 10,000 million representing the deferred portion of the purchase price due to certain conditions pursuant the agreement and
      (iii) a long term liability of Lire 4,535 million (face value Lire 5,000 million) due to Dino Gazzola at the second anniversary of the Closing, subject to certain conditions.

(B) Represents the cash proceeds from the issuance of 583,334 shares of Common Stock to Starfood Italia, S.r.l. at $3.00 per share, pursuant to the purchase agreement between Petrini, Dino Gazzola and Starfood Italia S.r.l.

(C) The purchase accounting for the acquisition of Gazzola by Petrini resulted in an increase in the basis of property, equipment and improvements of Lire 11,547 million as well as the recording of Lire 15,642 million of goodwill. The increase in the basis of assets acquired is being depreciated and amortized over the estimated useful lives at an average of ten years. The goodwill is being amortized over twenty years. The Unaudited Pro Forma Condensed Consolidated Statements of Operations reflect depreciation and amortization expense recorded in cost of sales and general and administrative expenses for the year ended December 31, 1999 of Lire 1,155 million and Lire 782 million respectively.

(D) Interest expense in the Unaudited Pro Forma Condensed Consolidated Statements of Operations has been adjusted to reflect the increase in interest relating to additional debt incurred in the acquisition, reduced by cash received for the issuance of shares of Common Stock to Dino Gazzola as if it occurred on January 1, 1999. The amount of interest expense recorded for the year ended December 31, 1999 was Lire 1,375 million.

(E) Income taxes in the Pro Forma Condensed Consolidated Statements of Operations have been adjusted to reflect the tax effect of the pro forma adjustments relating to the additional depreciation and amortization on purchase accounting adjustments made to fixed assets using the Company's effective tax rate of 41.25%.

(F) Represents 50% of the deferred portion of the purchase price of Lire 4,535 million (face value Lire 5,000 million) to be paid to Dino Gazzola at the second anniversary of the Closing, provided that Dino Gazzola will not voluntarily resign from the office of Managing Director of Gazzola up to the second anniversary of the Closing date.

                         Report of independent auditors



To the Board of Directors and Shareholders of Pastificio Gazzola S.p.A.

We have audited the accompanying balance sheets of Pastificio Gazzola S.p.A. as of December 31, 1999 and 1998 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pastificio Gazzola S.p.A. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with Italian accounting principles, which differ in certain respects from those followed in the United States of America (see Note 18 of the Notes to Financial Statements).


                                                  Reconta Ernst & Young S.p.A.


Genoa, Italy,
June 21,  2000

                            PASTIFICIO GAZZOLA S.p.A

                                 BALANCE SHEETS

                        As of December 31, 1999 and 1998

                                     ASSETS

                                                                      1999             1999           1998
                                                                  --------------   -------------  --------------
                                                                    (thousands           (millions of Lire)
                                                                  of dollars) (1)
CURRENT ASSETS
 Cash                                                                     2,245           4,591          14,540
 Accounts receivable trade, net of allowance for
   doubtful accounts of Lire 475 million in 1999 and
   Lire 998 million in 1998                                               9,660          19,751          20,098
 Taxes receivable (Note 3)                                                  221             452             560
 Inventories (Note 4)                                                     5,350          10,939          11,618
 Due from insurance company (Note 5)                                      1,469           3,003           3,263
 Prepaid expenses                                                           787           1,609           1,577
 Other current assets (Note 6)                                              465             949           1,004
                                                                  --------------   -------------  --------------
   Total current assets                                                  20,197          41,294          52,660

PROPERTY, PLANT AND EQUIPMENT
 Land                                                                     1,964           4,016           3,182
 Buildings                                                                7,897          16,146          15,719
 Machinery, equipment and other                                          37,596          76,870          74,713
                                                                  --------------   -------------  --------------
                                                                         47,457          97,032          93,614
 Accumulated depreciation                                               (16,247)        (33,218)        (29,144)
                                                                  --------------   -------------  --------------
 Property, plant and equipment, net                                      31,210          63,814          64,470

INTANGIBLE ASSETS, at amortized cost (Note 7)                             1,185           2,422           3,272

OTHER ASSETS (Note 8)                                                     1,610           3,291           2,081

                                                                  --------------   -------------  --------------
   TOTAL ASSETS                                                          54,202         110,821         122,483
                                                                  ==============   =============  ==============

---------------------------

(1) Exchange rate: Lire 2,044.64 = U.S. $ 1 as of June 21, 2000








                             See accompanying notes

                            PASTIFICIO GAZZOLA S.p.A

                                 BALANCE SHEETS

                        As of December 31, 1999 and 1998

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                                   1999            1999            1998
                                                                              ---------------- --------------  -------------
                                                                                 (thousands          (millions of Lire)
                                                                               of dollars) (1)
CURRENT LIABILITIES
 Short-term borrowings (Note 9)                                                        15,363         31,411         38,754
 Current portion of long-term debt (Note 10)                                            1,830          3,741          3,691
 Accounts payable trade                                                                15,035         30,741         30,216
 Taxes payable                                                                            356            727            758
 Accrued payroll and social contributions                                                 721          1,474          1,522
 Accrued expenses                                                                          75            154            143
 Other current liabilities                                                                155            316            363
                                                                              ---------------- --------------  -------------
   Total current liabilities                                                           33,535         68,564         75,447

LONG-TERM DEBT, less current portion (Note 10)                                         14,141         28,913         32,673

EMPLOYEES AND AGENTS TERMINATION INDEMNITIES (Note 11)                                  1,591          3,253          2,966

SHAREHOLDERS' EQUITY (Note 12):
  Share capital 123.5 thousand ordinary
  shares, authorized, issued and outstanding, par value
  Lire one hundred thousand per share                                                   6,040         12,350         12,350
  Accumulated deficit                                                                  (1,105)        (2,259)          (953)
                                                                              ---------------- --------------  -------------
   Total shareholders' equity                                                           4,935         10,091         11,397

                                                                              ---------------- --------------  -------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         54,202        110,821        122,483
                                                                              ================ ==============  =============

---------------------

(1) Exchange rate: Lire 2,044.64 = U.S. $ 1 as of June 21, 2000







                             See accompanying notes

                            PASTIFICIO GAZZOLA S.p.A

                            STATEMENTS OF OPERATIONS

              For the years ended December 31, 1999, 1998 and 1997



                                                            1999              1999             1998              1997
                                                       ----------------  ---------------  ----------------  ---------------
                                                        (thousands                       (millions of Lire)
                                                       of dollars) (1)

NET SALES (Note 13)                                             44,346           90,671           104,696           90,246

COST OF SALES                                                   37,029           75,710            87,418           76,930
                                                       ----------------  ---------------  ----------------  ---------------
GROSS PROFIT                                                     7,317           14,961            17,278           13,316

OPERATING COSTS AND EXPENSES
 Selling expenses                                                4,182            8,550             8,380            8,298
 General and administrative expenses                             2,287            4,677             4,422            4,003
                                                       ----------------  ---------------  ----------------  ---------------
                                                                 6,469           13,227            12,802           12,301
                                                       ----------------  ---------------  ----------------  ---------------
INCOME FROM OPERATIONS                                             848            1,734             4,476            1,015

OTHER INCOME (EXPENSES)
  Net interest expense                                          (1,598)          (3,268)           (4,092)          (4,464)
  Other, net                                                       414              848               (97)              65
                                                       ----------------  ---------------  ----------------  ---------------
                                                                (1,184)          (2,420)           (4,189)          (4,399)
                                                       ----------------  ---------------  ----------------  ---------------
INCOME (LOSS) BEFORE INCOME TAXES                                 (336)            (686)              287           (3,384)

INCOME TAXES (Note 3)                                              303              620               636                -
                                                       ----------------  ---------------  ----------------  ---------------

NET LOSS                                                          (639)          (1,306)             (349)          (3,384)
                                                       ================  ===============  ================  ===============

-------------------

(1) Exchange rate: Lire 2,044.64 = U.S. $ 1 as of June 21, 2000






                             See accompanying notes

                            PASTIFICIO GAZZOLA S.p.A

                            STATEMENTS OF CASH FLOWS

              For the years ended December 31, 1999, 1998 and 1997




                                                                              1999            1999           1998          1997
                                                                        ----------------- --------------  ------------  -----------
                                                                        (thousands of                     (millions of Lire)
                                                                          dollars) (1)
CASH FLOWS FROM OPERATING ACTIVITIES
 NET LOSS                                                                           (639)        (1,306)         (349)      (3,384)
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                                                    2,415          4,938         4,826        4,402
   Amortization                                                                      655          1,340         1,439        1,393
   Provision for employees termination indemnities                                   291            596           573          584
   Provision for doubtful accounts                                                    98            200           170          100
   Other non cash items, net                                                          32             65          (222)       2,429
   Payment of employees and agent termination indemnities                           (152)          (310)         (310)        (468)
   Changes in operating assets and liabilities:
     Accounts receivable trade                                                        72            147         1,147       (1,369)
     Inventories                                                                     332            679        (1,749)       2,629
     Due from insurance company                                                      127            260         3,631       (6,894)
     Accounts payable trade                                                         (279)          (570)        2,798        4,110
     Accrued payroll and social contributions                                        (23)           (48)         (177)        (110)
     Other, net                                                                     (591)        (1,209)          113        5,305
                                                                        ----------------- --------------  ------------  -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          2,340          4,782        11,890        8,727

CASH FLOWS FROM INVESTING ACTIVITIES
 Cash disbursements for additions to property, plant and equipment                (2,469)        (5,048)       (3,885)     (13,289)
 Proceeds from disposal of property, plant and equipment                             308            629           368        1,112
 Additions to intangible assets                                                     (240)          (491)       (1,440)      (2,075)
                                                                        ----------------- --------------  ------------  -----------
NET CASH USED IN INVESTING ACTIVITIES                                             (2,401)        (4,910)       (4,957)     (14,252)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt                                                          -              -        20,000        4,681
 Payments of long-term debt                                                       (1,228)        (2,511)       (5,499)      (4,380)
 Net change in short-term borrowings                                              (3,575)        (7,310)       (8,460)       2,848
                                                                        ----------------- --------------  ------------  -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                               (4,803)        (9,821)        6,041        3,149

                                                                        ----------------- --------------  ------------  -----------
NET INCREASE (DECREASE) IN CASH                                                   (4,866)        (9,949)       12,974       (2,376)

CASH AT BEGINNING OF YEAR                                                          7,111         14,540         1,566        3,942

                                                                        ----------------- --------------  ------------  -----------
CASH AT END OF YEAR                                                                2,245          4,591        14,540        1,566
                                                                        ================= ==============  ============  ===========

---------------------------
(1) Exchange rate: Lire 2,044.64 = U.S. $ 1 as of June 21, 2000

 Supplemental information:
 - Interest paid                                                                   1,614          3,300         4,049        4,443
                                                                        ================= ==============  ============  ===========
 - Income taxes paid                                                                 303            620           636            -
                                                                        ================= ==============  ============  ===========

 Cash disbursements for additions to property, plant and equipment in 1999 were Lire 136 higher than the additions of the period, in 1998 and in 1997 were Lire 602 and Lire 224, respectively, lower than the additions, due to the time delay between the recording of the addition and the related payment.

                             See accompanying notes

                            PASTIFICIO GAZZOLA S.p.A

                       STATEMENTS OF SHAREHOLDERS' EQUITY

              For the years ended December 31, 1999, 1998 and 1997

              (in millions of Lire, except as otherwise indicated)




                                                                                   Accumulated deficit
                                                                        ------------------------------------------
                                                         Additional                     Other                            Total
                                           Share          paid-in         Legal      accumulated         Sub-        shareholders'
                                          capital         capital        reserve      (deficit)         total            equity
                                       --------------  ---------------  -----------  -------------   -------------  ---------------
   BALANCE AT JANUARY 1, 1997                 10,500            4,067         68          (4,505)         (4,437)           10,130

   CAPITAL CONTRIBUTION                        1,850            3,150                                                        5,000
   TRANSFER                                                    (4,067)       (68)          4,135           4,067                -
   NET LOSS 1997                                                                          (3,384)         (3,384)           (3,384)
                                       --------------  ---------------  -----------  -------------   -------------  ---------------
   BALANCE AT DECEMBER 31, 1997               12,350            3,150          -          (3,754)         (3,754)           11,746

   TRANSFER                                                    (3,150)                     3,150           3,150                -
   NET LOSS 1998                                                                            (349)           (349)             (349)
                                       --------------  ---------------  -----------  -------------   -------------  ---------------
   BALANCE AT DECEMBER 31, 1998               12,350              -            -            (953)           (953)           11,397

   NET LOSS 1999                                                                          (1,306)         (1,306)           (1,306)
                                       --------------  ---------------  -----------  -------------   -------------  ---------------
   BALANCE AT DECEMBER 31, 1999               12,350              -            -          (2,259)         (2,259)           10,091
                                       ==============  ===============  ===========  =============   =============  ===============

   BALANCE AT DECEMBER 31, 1999
    in thousands of dollars (1)                6,040              -            -          (1,105)         (1,105)            4,935
                                       ==============  ===============  ===========  =============   =============  ===============


--------------------------
(1) Exchange rate: Lire 2,044.64 = U.S. $ 1 as of June 21, 2000



                             See accompanying notes

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


1. ORGANIZATION AND BUSINESS

Pastificio Gazzola S.p.A. (the "Company"), was established in 1971. The Company at December 31, 1999 was a subsidiary of Starfood Italia S.p.A., a company owned by the Gazzola family in Italy. The Company produces and sells pasta and cous-cous principally for the private label market, but also under its own trademarks. It sells its products in Italy and abroad. Foreign sales accounted for approximately 80% of total revenues in the years 1999, 1998 and 1997 as detailed in Note 13. The production facilities are located in Mondovi, Piedmont, Italy.


2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company is a legal entity incorporated under the laws of Italy and its books and records are based on Italian legal and statutory requirements, which are in conformity with accounting principles issued by the Italian Accounting Profession (Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri) or, in the absence thereof, those issued by the International Accounting Standards Committee ("Italian accounting principles").

The accompanying financial statements are derived from the financial statements presented for the Italian legal and statutory purposes, reclassified in order to present them in a format that follows international practice. The reclassification, however, does not affect result of operations and shareholders' equity in any of the years presented. In addition, the notes to the consolidated financial statements include a level of detail in the note disclosure as is customary for international reporting.


Significant Accounting Policies

Use of estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Receivables - Receivables are stated at their estimated net realisable value.

Inventories - Inventories are stated at the lower of the purchase or production cost and market. Purchase cost of raw materials, packaging materials and production cost of finished goods, including raw materials, labor and other production costs, are computed using the FIFO method.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)



2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment - Property, plant and equipment is stated at cost, or revalued amounts in accordance with the enacted laws or voluntary revaluations, including accessory costs, net of accumulated depreciation. Cost includes capitalization of certain interest as part of the historical cost of the asset. The amount capitalized is an allocation of the interest costs incurred during periods of construction of such assets. Cost also includes internal direct costs, principally labour, for the construction of property, plant and equipment, for the improvement of their efficiency and capacity and for the extension of their useful lives.

Depreciation - Depreciation is computed on the cost or revalued amounts of the assets using the straight-line method over the estimated useful lives of the assets, as follows:

       Buildings                                                  66 years
       Machinery and equipment and other                        5-25 years

Financial Leases - Certain leases entered into by the Company for production facilities qualify as capital leases. As permitted by Italian accounting principles, they are accounted for as operating leases, in order to maintain the tax benefit of deducting the lease instalments which would otherwise not be deductible. The disclosures on the effects of capitalizing the leases, as required by Italian accounting principles, are described in Note 14.

Intangible Assets - Intangible assets are recorded at cost and amortised on a straight-line basis over their expected useful lives. Intangibles include trademarks, while other intangible assets are primarily represented by patents, software costs, research and development expenses (including internal capitalised expenses) and advertising costs which are amortised over their respective lives, not longer than five years as follows:

       Deferred charges                                            5 years
       Research and development expenses                           5 years
       Advertising costs                                           3 years
       Industrial patents and intellectual property
       rights                                                      5 years
       Licenses, trademarks and similar rights                     5 years
       Other intangible assets                                     5 years

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)




2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments - Investments in certain unconsolidated not significant operating subsidiaries and affiliates (equity investees in which participation is between 20-50%) are accounted for by the cost method. Provisions for impairments are recorded when there is a decline, other than temporary, in the value of a long-term investment to recognise the decline.

Income taxes -. Income taxes are provided for on the basis of the estimated taxable income of the Company. Deferred income taxes are accounted for under the liability method and reflect the tax effects of significant differences between the tax basis of assets and liabilities and their reported amount in the financial statements, except that deferred tax assets are recognised only if there exists evidence that the assets will be realised with reasonable certainty.

Revenue Recognition - Revenue from sale of products is recorded when ownership is transferred to the customers, which is when shipment is made. It is not the Company's policy to accept returns; in specific cases returns are accepted, however the Company has not experienced any significant amounts related to such returns. Revenue is presented net of returns and other discounts.

Foreign Currency Transactions - Monetary assets and liabilities denominated in foreign currencies have been recorded at the exchange rate in effect at the date of the transaction and at balance sheet date such assets and liabilities remained recorded at historical rates except for those expressed in a currency of a country belonging to the European Monetary Unit ("EMU") that, at December 31, 1998, were updated at the fixed exchange rates at that date. At balance sheet date non EMU monetary assets and liabilities denominated in foreign currencies are remeasured on the basis of a rate that approximates the current exchange rate and the resulting gain or loss on current monetary assets and liabilities and losses on non-current monetary assets and liabilities is reported in the line items other assets and other liabilities in the balance sheet and is recognised in the statement of operations.

Derivative Products - The Company uses derivative products to manage exposure to fluctuations in foreign currency exchange rates. To hedge against exposures to changes in foreign currency exchange rates on certain assets and liabilities denominated in foreing currencies, the Company enters into currency forward contracts. The forward contracts are denominated in the same foreign currencies in which the assets and liabilities are denominated (French Francs, U.S. dollars and G.B. pounds). Discounts or premiums on forward contracts (the difference between the current spot exchange rate and the forward exchange rate at the inception of the contract) are amortized to expense over the contract lives using the straight line method.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)




2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The effects of movements in currency exchange rates on these instruments are recognized when the related operating revenue is recognized. Realized gains and losses on foreign currency forward contracts are included in other assets and liabilities and recognized in earnings when the future sales occur or at the time a sale is no longer expected to occur. The Company does not hold or issue derivative products for trading purposes.

Statements of Cash Flows - The Company's short-term borrowings arise primarily through short-term credit facilities. The short-term borrowings are normally payable on demand. The cash flows from these items are included under the caption "Net change in short-term borrowings" in the Statements of Cash Flows.

Information expressed in U.S. Dollars - The financial statements are stated in Italian Lire, the currency of the country in which the Company is incorporated and operates. Translation of Lire amounts into U.S. Dollar amounts is included solely for the convenience of the readers and has been made at the rate of Lire 2,044.64 to U.S.$ 1, the Noon Buying Rate of the Federal Reserve Bank of New York as of June 21, 2000. Such translation should not be construed as a representation that the Lire amounts could be converted into U.S. Dollars at that or any other rate.

3. TAXES

V.A.T. Taxes

Taxes receivable of Lire 452 at December 31, 1999, Lire 560 at December 31, 1998 and Lire 291 at December 31, 1997 relate principally to Value Added Taxes ("V.A.T.") for which the Company periodically receives reimbursement from the V.A.T. office.

Income taxes

Income (loss) before income taxes and the provision for income taxes consisted of the following for the years ended December 31, 1999, 1998 and 1997:

                                          1999           1998          1997
                                      ------------   -----------   -------------

Income  (loss) before income taxes          (686)          287         (3,384)
Provision for income taxes:
 Current                                    (620)         (636)             -
 Deferred                                      -             -              -
                                      ------------   -----------   -------------
Total taxes                                 (620)         (636)
                                      ============   ===========   =============
Net (loss)                                (1,306)         (349)        (3,384)
                                      ============   ===========   =============

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)




3. TAXES (CONTINUED)

Reconciliation between the Italian statutory tax rate and the effective tax rate is as follows:

                                                     1999                  1998                  1997
                                             --------------------- ---------------------  -------------------
                                              Amount        %       Amount        %        Amount      %
                                             ----------  --------- ---------  ----------  --------- ---------
Tax provision applying the Italian
statutory rate of 41.25% in 1998 and 1999
and of 53.2% in 1997                             (283)      41.25       118       41.25     (1,800)    53.20
Tax loss carryforwards not considered
recoverable                                        35       (5.10)                           1,161    (34.30)
- Recognition of tax loss carryforwards
not considered  recoverable in prior years                             (714)    (247.92)
Permanent differences for non deductible
expenses:
 - for IRPEG (and ILOR in 1997)                   258      (36.15)      596      206.67        539     18.90
 - for IRAP (primarily on salaries and
 interest)                                        620     (110.65)      636      220.83          -         -
                                                                                                 -
                                             ----------  --------- ---------  ----------  --------- ---------

Tax provision and effective tax rate              620     (110.65)      636      220.83          -         -

                                             ==========  ========= =========  ==========  ========= =========

Current income taxes on income in 1999 and 1998 consist solely of the Regional Tax on Productive Activities ("IRAP").

A tax law to introduce IRAP was enacted in December 1997 which eliminated the ILOR tax (at a statutory rate of 16.2%) and other indirect taxes and replaced them with IRAP, at a statutory rate of 4.25%, on a higher taxable income (principally excluding labor costs and interest), starting on January 1, 1998. The Italian statutory rate for 1999 and 1998 was 41.25% comprised of 37% IRPEG and 4.25% IRAP.

Components of deferred income tax assets and liabilities as of December 31, 1999, and 1998 are:

                                                             1999       1998
                                                             ----       ----

    Total deferred tax assets (consisting of NOLs)          6,793       8,000
    Valuation allowance                                    (6,793)     (8,000)
                                                         ----------   ---------
     Net assets                                                 -           -
    Total deferred tax liabilities                              -           -
                                                         ----------   ---------
    Net deferred taxes                                          -           -
                                                         ==========   =========

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)



3. TAXES (CONTINUED)

Tax years for the Company are open from 1994 and are subject to review pursuant to Italian law.

At December 31, 1999 the Company had net operating loss carry-forwards ("NOL's") of approximately Lire 18,000 for income tax purposes of which approximately Lire 9,500 expire in the year 2000 and the remaining in the years 2001-2004. Utilization of these NOL's is limited to future taxable earnings of the Company for IRPEG purposes only, at the rate of 37%. For financial reporting purposes a full valuation allowance has been recognized on NOL's because management is not reasonably certain that such NOL's will be recovered.


4. INVENTORIES

Inventories consisted of:
                                        December 31,             December 31,
                                            1999                     1998
                                     -------------------     ------------------

Raw materials and consumables                     5,479                  5,261
Work-in-process                                     256                    142
Finished goods                                    5,204                  6,215

                                     -------------------     ------------------
                                                 10,939                 11,618
                                     ===================     ==================


5. DUE FROM INSURANCE COMPANY

The amount receivable from insurance company of Lire 3,003 and Lire 3,263, respectively, at December 31, 1999 and 1998 relates to the reimbursements to be received for the losses sustained by the Company following a fire at a warehouse on consignment in November 1997. Such amounts, which include the reimbursements for direct damages for loss of assets (inventory and fixed assets) and indirect damages for loss of operating margin were recognized in 1997 for Lire 6,894 and in 1998 for Lire 670. The receivable of Lire 3,003 at December 31, 1999 is net of an allowance of Lire 400. The Company is currently involved in a legal dispute with the insurance company for the collection of the outstanding amount, principally in relation to certain formalities required by the insurance policy. Management believes, based on the advice of its legal counsels, that the amount of Lire 3,003 will be entirely recovered. The formal procedure for the request and documentation of the indirect damages for approximately Lire 1,350 has been completed by the Company in early 2000.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)



6. OTHER CURRENT ASSETS

Other current assets consisted of:

                                 December 31, 1999   December 31, 1998
                                 -----------------   ------------------
Receivables                                   178                  245
Advances to personnel                         106                  106
Advances to suppliers                         118                  434
Taxes receivable                              342                  164
Other                                         206                   55
                                 =================   ==================
Total                                         949                1,004
                                 =================   ==================


7.  INTANGIBLE ASSETS

Intangible assets consisted of:

                                                        December 31,        December 31,
                                                            1999                1998
                                                      -----------------    ----------------
Deferred charges                                                   525                 525
Less: accumulated amortization                                    (414)               (346)
                                                      -----------------    ----------------
                                                                   111                 179

Research and development expenses                                5,767               5,692
Less: accumulated amortization                                  (4,449)             (3,609)
                                                      -----------------    ----------------
                                                                 1,318               2,083

Industrial patents and intellectual property rights              1,557               1,392
Less: accumulated amortization                                  (1,190)             (1,030)
                                                      -----------------    ----------------
                                                                   367                 362

Licenses, trademark and similar rights                           1,751               1,500
Less: accumulated amortization                                  (1,225)               (997)
                                                      -----------------    ----------------
                                                                   526                 503

Advertising costs                                                   30                  30
Less: accumulated amortization                                    (30)                (20)
                                                      -----------------    ----------------
                                                                     -                  10

Other intangible assets, net                                       100                 135

                                                      -----------------    ----------------
Total, net of accumulated amortization                           2,422               3,272
                                                      =================    ================

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


8. OTHER ASSETS

Other assets consisted of:

                                                                December 31, 1999    December 31, 1998
                                                                -------------------  ------------------
 Investments                                                                    56                  54
 Long-term financial receivable from Gazzola France S.a.r.l.                 1,361               1,361
 Advances on employees termination indemnities                                 265                 257
 Other receivable                                                            1,609                 409
                                                                -------------------  ------------------
 Total                                                                       3,291               2,081
                                                                ===================  ==================

At December 31, 1999 and 1998 investments of Lire 56 include for Lire 53 the 99.8% owned subsidiary Gazzola France S.a.r.l., ("Gazzola France") that acts as the Company's sales distributor and representative in France. Due to the immateriality of the investment in the subsidiary and the subsidiary's operating results and financial position to the consolidated group, the Company has not prepared consolidated financial statements (in 1999 and 1998), as permitted by the Italian Civil Code.

During 1998, the Company sold its 33% interest in its affiliate Gazzola Carozzi North America Inc., realizing a gain of Lire 240, after having reduced in 1997 its interest in the Company from 50% (with a carrying value of Lire 155) to 33%, because the Company did not subscribe to a capital increase of the affiliate.

During 1997 year, the Company sold an investment in Seamar for Lire 167 to other shareholders. The residual amount of the receivable, amounting to Lire 132, which included in other receivables is covered by a bank guarantee.

The long-term financial receivable from Gazzola France S.a.r.l. relates to a non interest bearing loan whose repayment term has not been fixed. The loan was granted for the acquisition of a clients' list in order to start the French operations of the subsidiary.

The advance on employees' termination indemnities relate to taxes paid in advance on the employee termination indemnities as required by a law enacted in 1997.

Included in other receivables at December 31, 1999 is a receivable of Lire 1,190 with respect to a machinery sold to co-operative workers as a part of an outsourcing project regarding the packaging of specialty foodstuffs. The Company has the right to exercise a lien on the machinery in the event of non-payment. The Company recognized a gain on disposal of Lire 812 in 1999. The receivable, net of an advance payment of approximately Lire 500, will be paid in 20 quarterly equal installments starting October 1, 2000.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)



9. SHORT-TERM BORROWINGS

At December 31, 1999 and 1998 the Company had unsecured short-term lines of credit aggregating approximately Lire 36,800 and Lire 40,900, respectively, from banks, of which approximately Lire 13,252 in 1999 and Lire 11,910 in 1998 were available for further borrowing. Amounts outstanding under these lines of credits are payable upon demand.

At December 31, 1999 and 1998 the weighted average interest rates for these lines of credit were 6.38%, and 6.42%, respectively.

Bank borrowings at December 31, 1999 and 1998 are represented by overdrafts for Lire 23,548 and Lire 28,990 and by lines of credit for the discounting of "agriculture" drafts (a technical form of borrowing applicable to the sector in which the Company operates, which is based on the discounting of drafts) for Lire 500 and Lire 1,500, respectively, at December 31, 1999 and 1998 and other advances amounting to Lire 631 in 1998.

Included in the short-term borrowings is also the liability to the factoring agency for an amount of Lire 7,363 and Lire 7,633, respectively, at December 31, 1999 and 1998, respectively. The Company executes contracts with a factoring agency for the sale with recourse of trade receivables. Pursuant to the contract, the Company obtain from the factoring agency advances on such receivables sold with recourse.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


10. LONG-TERM DEBT

Long-term debt consisted of:

                                                                                        December          December
                                                                                        31, 1999          31, 1998
                                                                                     -------------    ----------------
 -   Lire 250, due January 1, 2000, fixed annual interest rate
     14.80%.                                                                                 -                    18

 -   Lire 1,010, due June 28, 2006, fixed annual interest rate
     8.7%.                                                                                   783                 862

 -   Lire 4,000, due March 15, 2005, variable interest rate based on annual
     interest rate of the European Bank of Investments ("EBI").                            2,750               3,250

 -   Lire 2,000, due September 15, 2005, variable interest rate based on annual interest rate of EBI.
                                                                                           1,500               1,750
 -   Lire 6,000, due March 15, 2004, fixed annual interest rate 11.35%                     3,731               4,430

 -   Lire 20,000, due December 1, 2008, variable interest rate based on 6 months
     RIBOR plus 1.2 (fixed interest rate 4.49% until June 1, 1999).                       20,000              20,000

 -   Long-term drafts for capital expenditures in machinery and equipment (1)              3,890               6,054

                                                                                    -------------    ----------------
Total long-term debt                                                                      32,654              36,364

Less current portion                                                                      (3,741)             (3,691)
                                                                                    -------------    ----------------

Long-term debt, less current portion                                                      28,913              32,673
                                                                                    =============    ================


(1) A portion of the long-term draft for Lire 2,717, Lire 3,706 and Lire 4,711, respectively, at December 31, 1999, 1998 and 1997 relate to assets purchased in accordance with the Sabatini law which provides for certain privileged interest at the annual interest rate of approximately 7%.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


10. LONG-TERM DEBT (CONTINUED)

Maturities of long-term debt are as follows:

                           Year                 Amount
                           ------------     -----------
                           2000                  3,741
                           2001                  5,122
                           2002                  4,928
                           2003                  4,253
                           2004                  3,838
                           Thereafter           10,772
                                            -----------
                           Total                32,654
                                            ===========

Guarantees given at December 31, 1999 are represented by mortgages on the Company's real estate and by liens on plant and machinery for Lire 27,981 in favour of Banca Mediocredito and a pool of six other banks. Other guarantees in favour of Istituto di Credito Fondiario for Lire 250, related to loans fully reimbursed at December 31, 1999, are currently in progress to be cancelled.

Long-term drafts are secured by a specific guarantee on machinery being acquired under the Sabatini law.


11. EMPLOYEES AND AGENTS TERMINATION INDEMNITIES

The liability for termination indemnities relates principally to the Company's employees. In accordance with Italian severance pay statutes, an employee benefit is accrued for service to date and is payable immediately upon termination of employment. The termination indemnity liability is calculated in accordance with local civil and labor laws based on each employee's length of service, employment category and remuneration. The termination liability is unfunded and is adjusted annually by a cost-of-living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability.

The liability recorded in the December 31, 1999 and 1998 balance sheets is the amount to which the employee would be entitled if terminated as of the balance sheet date. No agents termination indemnity has been accrued.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


11. EMPLOYEES AND AGENTS TERMINATION INDEMNITIES (CONTINUED)

Changes in the liability for employees and agents termination indemnities follow:

                                   Employees        Agents          Total
                               ---------------- -------------- ----------------

Balance January 1, 1997                 2,560            27            2,587
Provision                                 584             -              584
Payments                                 (441)          (27)            (468)
                               ---------------- -------------- ----------------
Balance December 31, 1997               2,703             -            2,703
Provision                                 573             -              573
Payments                                 (310)            -             (310)
                               ---------------- -------------- ----------------
Balance December 31, 1998               2,966             -            2,966
Provision                                 596             -              596
Payments                                 (310)            -             (310)
                               ---------------- -------------- ----------------
Balance December 31, 1999               3,253             -            3,253
                               ================ ============== ================


12. SHAREHOLDERS' EQUITY

Italian law requires that 5% of a company's net income be retained as a legal reserve, until such reserve equals 20% of the share capital. This reserve is not available for distribution.

The revaluation surplus deriving from certain laws issued in 1975 and in 1983 was recorded in a shareholders' equity and was subsequently utilized for a capital increase in 1984.

The revaluation surplus reported in application of law enacted in 1991 was utilized to cover the losses at 31 December 1995. Following the use of such surplus of Lire 1,409, certain legal provisions became applicable, which requires the reserve to be re-established before the distribution of any profits.

The amount arising from a voluntary revaluation in 1995 was subsequently utilized to cover the losses at 31 December 1996.

The Company has capitalized certain start-up, expansion, research, development and advertising costs. According to the Civil Code dividends cannot be distributed until the equity reserves are higher than the unamortized amount of such capitalized costs that at December 31, 1999 amounted to Lire 1,429.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)



13. REVENUE BY GEOGRAPHICAL AREA

Gross revenues from sales of pasta and cous-cous may be analyzed by geographical area as follows:

                                          December                 December                December
                                          31, 1999                 31, 1998                31, 1997
                                    ---------------------    ---------------------    -------------------
Italy                                   17,950       19%         25,124       24%      18,075       20%

France                                  54,429       58%         54,747       52%      46,586       51%

Rest of the world                       20,970       23%         25,641       24%      26,638       29%

Gross sales                             93,349      100%        105,512      100%      91,299      100%

Less discounts                          (2,678)                    (816)               (1,053)

                                    -----------              -----------           -----------
Net Sales                               90,671                  104,696                90,246
                                    ===========              ===========           ===========


14. LEASES

The Company acquired fixed assets under lease agreements which qualify as capital leases. Future minimum rental payments as of December 31, 1999 are as follows:


         2000                                                          516
         2001                                                          489
         2002                                                          505
         2003                                                          217
         2004                                                           75
                                                              -------------
      Total minimum lease payments                                   1,802
      Amount representing interest                                    (193)
                                                              -------------
      Present value of net minimum capital
         Lease payment                                               1,609
                                                              =============

Such lease agreements have been accounted for as operating leases, as permitted by Italian accounting principles, in order to maintain the tax benefit of deducting the lease installments which would otherwise not be deductible. The effect of capitalizing the leases would be to increase net income by Lire 212, Lire 218 and Lire 8, respectively, in 1999, 1998 and 1997 and to increase shareholders' equity by Lire 444 and Lire 232, respectively, at December 31, 1999 and 1998.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


15. COMMITMENTS AND CONTINGENCIES

Commitments

The Company in 1999 exercised the option with a supplier to increase its automatic warehouse facilities which requires capital expenditures of approximately Lire 2,600 to be made in the years 2001 and 2002.

In connection with the sale of machinery to co-operative workers at the end of 1999, as reported in Note 8, in April 2000 the Company entered into a two-year agreement with the co-operative workers. The Company is committed to acquire a minimum level of supplies totaling approximately Lire 80 for the year 2000 and Lire 320 for the year 2001, to be paid in equal monthly installments.

The Company in 1997 entered into an other agreement with co-operative workers for warehouse services of approximately Lire 320 per year through the year 2003.

The Company has given several guarantees in the normal course of business for approximately Lire 2,100 at December 31, 1999.

Contingencies

There are a number of lawsuits and claims pending against the Company incidental to its business. The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. It is the opinion of management that the ultimate resolution of these matters, to the extent not currently provided for, will not have a significant effect on the financial conditions and results of operations of the Company.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


16.  RELATED PARTIES

In May 1999 a parcel of land surrounding the Company's production facilities was acquired from the Parent company Starfood Italia S.p.A. for Lire 700. The purchase price was based on an independent appraisal.

The Company, based on a sales commission agreement with Starfood France (which held a minority interest in the Company's share capital through December 31,
1999) recognized and paid Lire 784, Lire 889 and Lire 819 commission fees, respectively, in 1999, 1998 and 1997.

Relatives of a member of the Board of Directors provided professional services to the Company for Lire 230, Lire 106 and Lire 82, respectively in 1999, 1998 and 1997.

In 1997 Fideos Carozzi, a shareholder of the Company through May 1997, provided services relating to the implementation of the production planning system for Lire 127.

In 1997 the subsidiary Gazzola France acquired a clients' list for use in the French market for Lire 1,215 from a company owned by the Gazzola family. The price paid was based on an independent appraisal. The acquisition was financed through a non-bearing interest loan granted by the Company to Gazzola France, as reported in Note 8. Gazzola France's entire revenue of Lire 459, Lire 370, and Lire 266, respectively, in 1999, 1998 and 1997 relates to services provided to the Company.

In 1997 the Company exercised the option to buy-back from Gazzola Carozzi North America Inc. (a previously owned subsidiary) the trademark Monteregale for the use in the US market, which the Company had sold in 1994 to the US entity. Both transactions were entered into for the same amount of Lire 454. The Company's sales of pasta to Gazzola Carozzi North America Inc. amounted to Lire 378 in 1997.


17. SUBSEQUENT EVENTS

On May 3, 2000, under a Stock Purchase Agreement, Petrini S.p.A. ("Petrini"), a subsidiary of Spigadoro Inc., a company listed on the American Stock Exchange, acquired 100% of the Company shares. After the acquisition, the acquirer granted a loan of Lire 8,000 to the Company.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)



18. RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

The Company's accounting policies for financial reporting in accordance with Italian GAAP differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). Significant differences which have an effect on Net Loss and Shareholders' Equity are described below:

(a) Revaluations of property - Certain buildings were revalued by an Italian subsidiary to amounts in excess of historical cost. These revaluations, which were either authorized or required by Italian law, are permissible under Italian accounting principles. The total net increase in property, plant and equipment of approximately Lire 2,124 resulting from these revaluations was credited to shareholders' equity. A deferred tax liability on the taxable portion of such revaluation reserve of Lire 907 has not been provided. The amount of such liability, not required to be accounted for according to Statement of Financial Accounting Standard ("SFAS") 109 as related to years prior to 1992, is Lire 374. Assets revalued under Italian accounting principles are depreciated over their remaining useful lives based on their revalued basis. US GAAP does not permit the revaluation of such assets. Accordingly, the increases in shareholders' equity and the related increase in depreciation expense occurring as a result of such revaluations have been reversed in the attached reconciliation for all periods presented.

(b) Accounting for intangible assets and deferred charges - The Company has capitalized and deferred various costs, principally research and development expenses which should be expensed as incurred under US GAAP.

(c) Accounting for investments - Under Italian GAAP investments in certain unconsolidated operating subsidiaries, which are not material, and in certain affiliates (equity investees in which participation is between 20-50%) are accounted for by the cost method. Under US GAAP the investments in affiliates should be accounted for in accordance with the equity method of accounting, while the investments in subsidiaries should have been consolidated. However, taking into consideration that such subsidiaries are not material, in the accompanying reconciliation they have also been accounted for in accordance with the equity method of accounting.

(d) Accounting for transactions with common shareholders - The transactions related to long-lived assets described in Note 8 that, under Italian GAAP have been recorded as transactions with third parties, in the accompanying reconciliation to U.S. GAAP they have been recorded at the lower of cost or market. Therefore, the payments made for the acquisition of such assets in excess of their historical costs have been accounted for as a decrease of shareholders' equity and as a reimbursement to shareholders.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)



18. RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONTINUED)

(e) Long-lived assets - In accordance with SFAS 121 impairments on long lived assets are recognized when indicators of an other than a temporary impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Long-lived assets to be disposed of are recorded at the lower of cost and net realizable value. The amount of the impairment loss recognized as a charge to operations is measured by the excess cost of the carrying value of the impaired asset over the fair value of the impaired asset. Under Italian GAAP is permitted to not recognize an impairment loss unless the current value is deemed not to be recoverable.

(f) Accounting for capital leases - The Company entered into lease contracts for production equipment in Italy. The leases are accounted for as operating leases in the Company's financial statements, as permitted by Italian accounting principles. For U.S. financial reporting purposes, the leases qualify as capital leases under the provisions of SFAS No. 13. Accordingly, the effects of capitalizing the leases as explained in Note 14 above have been included in the accompanying reconciliations.

(g) Accounting for income taxes - In the accompanying reconciliation the effects of the recognition of deferred income taxes relate only to the US GAAP adjustments that give rise to temporary differences between the reporting basis for Italian GAAP and the reporting basis for US GAAP, because no significant differences exist between the method of accounting for deferred income taxes applied by the Group under Italian GAAP and US GAAP. The US GAAP adjustments give rise to net deferred tax assets for which a valuation allowance has been provided for because management believes that it is more likely than not that such deferred assets will not be recovered.

Impact of Recently Issued Accounting Standards - In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company expects to adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

The following tables summarize the significant adjustments to the net loss and shareholders' equity which would be required if US GAAP had been applied instead of Italian accounting principles.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


18. RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONTINUED)


                                                          (Thousand
                                                          of US $)
                                                             (1)               Lire millions
                                                                     -----------------------------------
STATEMENT OF OPERATIONS                                     1999       1999       1998         1997
                                                          ---------- ---------  ----------  ------------
Loss as reported in the statement of operations                (639)   (1,306)       (349)       (3,384)
a) Elimination of depreciation on revaluations                    6        13          13            13
b) Net effect of writing-off of research and development
   costs and other capitalized costs                            225       461         (96)         (634)
c) Adjustments to account for the equity method of
   investments                                                  (59)     (121)       (292)          157
d) Net effect of accounting for transactions with
    common shareholders                                          59       120         120           120

e) Net effect of accounting for impairment of
    long-lived assets                                            39        80          42           (65)

f) Net effect of capital leases                                 105       212         218             8

                                                          ---------- ---------  ----------  ------------
Net loss in accordance with accounting principles
generally accepted in the US                                   (265)     (542)       (344)       (3,785)
                                                          ========== =========  ==========  ============

(1) Exchange rate: Lire 2,044.64 = US $ 1 as of  June 21, 2000

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)



18. RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONTINUED)



                                                                   (Thousand
                                                                    of US $)         Lire millions
                                                                      (1)      -------------------------
                                                                      1999         1999         1998
                                                                  -------------   --------    ----------
SHAREHOLDERS' EQUITY
Shareholders' equity as reported in the balance sheets                   4,935     10,091        11,397

a) Elimination of revaluation, net of accumulated depreciation          (1,045)    (2,136)       (2,149)
b) Write-off of research and development expenses
     and other capitalized costs                                          (762)    (1,557)       (2,016)

c) Net effect of application of equity method of accounting               (171)      (349)         (229)
d) Net effect of accounting for transactions with common
    shareholders                                                          (701)    (1,434)         (975)

e) Net effect of accounting for impairment of long lived                  (186)      (380)         (460)
    assets

f) Net effect of capital leases                                            217        444           232
                                                                  -------------   --------    ----------

Shareholders' equity in accordance with US GAAP                          2,287      4,679         5,800
                                                                  =============   ========    ==========

(1) Exchange rate: Lire 2,044.64 = US $1 as of June 21, 2000

18. RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONTINUED)




SHAREHOLDERS' EQUITY AT DECEMBER 31, CONSISTED OF:

                                   Italian GAAP       (1)        US GAAP
1999                                              Adjustments
                                   ------------- -------------- -----------

     Share capital                       12,350           (717)     11,633
     Additional paid in capital               -         10,856      10,856
     Accumulated deficit                 (2,259)       (15,551)    (17,810)

                                   ------------- -------------- -----------
                                         10,091         (5,412)      4,679
                                   ============= ============== ===========

1998
     Share capital                       12,350           (717)     11,633
     Additional paid in capital               -         11,435      11,435
     Accumulated deficit                   (953)       (16,315)    (17,268)

                                   ------------- -------------- -----------
                                         11,397         (6,176)      5,800
                                   ============= ============== ===========

(1) The coverage of losses under Italian GAAP utilizing paid-in capital has been reversed because such accounting for the coverage of losses is not permitted by US GAAP, as well as the capital increase made utilizing the revaluation reserves.

Components of deferred income tax balances

Deferred income taxes reflect the net tax effect of temporary differences between the tax basis of assets and liabilities and their reported amount in the financial statements on a US GAAP basis. Principal items comprising net deferred income tax assets arising from US GAAP adjustments as of December 31, 1999 and 1998 are as follows:

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


18. RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONTINUED)

                                                          1999         1998
                                                          ----         ----

     Tax depreciation on building
       revaluations                                         881          892
     Capitalized costs                                      642          792
     Net effect of equity method of accounting              145            -
     Net effect of transactions with common
     shareholders                                           592          402
     Net effect of accounting for impairments               157          190
                                                    ------------  -----------
     Total assets                                         2,417        2,276
     Valuation allowance                                 (2,234)      (2,244)
                                                    ------------  -----------
     Net deferred tax assets                                183           32
     Net effect of equity method of accounting                -          (26)
     Net effect of capital leases                          (183)          (6)
                                                    ------------  -----------
      Total liabilities                                    (183)         (32)
                                                    ------------  -----------
      Net deferred taxes                                      -            -
                                                    ============  ===========


Off-balance sheet  risks

At December 31, 1999 off-balance sheet risks relate to forward exchange contracts. The Company has entered foreign currency forward contracts primarily denominated in US Dollars and GB Pounds. As of December 31, 1999 the Company had Lire 15,137 outstanding foreign currency forward contracts with banks. The foreign currency forward contracts have maturities that do not exceed twelve months. For the years ended December 31, 1999, 1998 and 1997, net realized gains and losses associated with these types of instruments were Lire 45 gain in 1999, Lire 181 loss in 1998 and Lire 192 gain in 1997. The net unrealized gains or losses as of December 31, 1999, 1998 and 1997 were Lire 45 gain, Lire 40 loss and Lire 108 gain.

Research and development

Research and development expenses under a US GAAP basis amounted to Lire 388 in 1999, Lire 785 in 1998 and Lire 1,094 in 1997.

Capitalized interest

Interest capitalized on fixed assets under construction amounted to Lire 225 in 1997.

                            PASTIFICIO GAZZOLA S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


18. RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONTINUED)

Concentration of credit risk

In 1999 sales to four customers represented approximately 55% of gross revenues; Sales to these four customers, all above 10% of total sales, were as follows:

              Customer                                1999  sales
              --------                                -----------
              Barilla Alimentare S.p.A.                    15,511
              Promodes France                              14,925
              ALDI Group France                            11,131
              Erteco Group France                           9,973
                                                    --------------
                                                           51,540
                                                    ==============

The Company produces mainly based on contract orders (private lables) rather than for inventory. It performs ongoing credit evaluations of its customers' financial condition and may require customers to provide letters of credits as collateral. Cash deposits are maintained with major banks in Italy.

At December 31, 1999 the Company has trade receivables of Lire 3,894 from its major customer, Barilla Alimentare S.p.A., which approximates 20% of the total receivables' balance, of Lire 2,076 from Erteco Group France and of Lire 1,917 from Promodes France, which approximate 10% of the total receivables' balance.

Financial instruments

Fair value of financial instruments - The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  - Cash: the carrying amount reported in the balance sheet for cash and banks approximates its fair value due to the short duration of those investments.

  - Bank borrowings and long-term debt: the carrying amounts of the Company's borrowings under its short-term revolving credit arrangements approximate their fair value due to the short-term nature of these instruments. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current borrowing rates for similar types of borrowing arrangements.

  - Foreign currency exchange contracts: the carrying value approximates fair value based on exchange rates at December 31, 1999 and 1997.

18. RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONTINUED)

The carrying amounts and fair values of the Company's financial instruments at December 31, 1999 and 1998 approximate their fair value.

Valuation and qualifying accounts

                                         Balance at       Charged to
                                        beginning of       costs and                    Balance at end
                                           period          expenses       Deductions       of period
                                       ----------------  --------------  -------------- ----------------

Year ended December 31, 1999:
Allowance for doubtful accounts                    998             200            (723)             475
                                       ================  ==============  ============== ================

Year ended December 31, 1998:
Allowance for doubtful accounts                    828             170               -              998
                                       ================  ==============  ============== ================

Year ended December 31, 1997:
Allowance for doubtful accounts                    728             100               -              828
                                       ================  ==============  ============== ================

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned thereunto duly authorized.




                                            SPIGADORO, INC.


                                            By: /s/ Klaus Grissemann
                                                -----------------------
                                                Klaus Grissemann
                                                Chief Financial Officer




Date:  July 17, 2000